Exhibit 99.2

Premier, Inc.

Fiscal 2025 Q3 Earnings Call Transcript

May 6, 2025, 8:00 a.m. ET

CORPORATE PARTICIPANTS

•	Michael Alkire - Premier, Inc. - President, CEO & Director

•	Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

•	Ben Krasinski - Premier, Inc. - Senior Director, Investor Relations

CONFERENCE CALL PARTICIPANTS

•	Kevin Caliendo - UBS - Analyst

•	Eric Percher - Nephron Research - Analyst

•	Michael Cherny - Leerink Partners - Analyst

•	Jessica Tassan - Piper Sandler - Analyst

•	Allen Lutz - Bank of America - Analyst

•	Jay Lewis - Robert W. Baird - Analyst

PRESENTATION

Operator

Good morning, and welcome to Premier’s Fiscal 2025 third quarter conference call. (Operator Instructions).

Please note this event is being recorded.

I would now like to turn the call over to Ben Krasinski, Senior Director, Investor Relations. Please go ahead.

Ben Krasinski - Premier, Inc. - Senior Director, Investor Relations

Thank you and welcome to Premier’s fiscal year 2025 third quarter conference call. Our speakers this morning are Mike Alkire, Premier’s President and CEO, and Glenn Coleman, our Chief Administrative and Financial Officer.

Before we get started, I want to remind everyone that our earnings release and the supplemental presentation accompanying this call are available in the investors section of our website at investors.premierinc.com.

Please be advised that management’s remarks today contain certain forward-looking statements such as statements regarding our strategies, plans, prospects, expectations, and future performance, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them.

Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K and Form 10-Q for the quarter, which we expect to file soon. We encourage you to review the detailed forward-looking statement and risk factor disclosures in these reports.

Also, during this presentation, we will refer to adjusted and other non-GAAP financial measures, including free cash flow, to evaluate our business. Information on why we use these measures in addition to GAAP financial measures and reconciliations of these measures to our GAAP financial measures are included in our earnings release and in the appendix of the supplemental presentation accompanying this call. Information on our non-GAAP financial measures will also be included in our Form 10-Q for the quarter and our earnings Form 8-K, both of which we expect to file soon.

I will now turn the call over to Mike Alkire.

Michael Alkire - Premier, Inc. - President, CEO & Director

Thank you, Ben. Good morning, everyone, and thank you for joining us for Premier’s fiscal year 2025 third quarter earnings call. Glenn and I are pleased to share strong Q3 results, which reflect the continued execution of our strategy to technology-enable differentiated performance improvement and supply chain excellence across healthcare. This quarter’s results reflect the growing impact our strategy is having in delivering meaningful value to our members, other customers, and stockholders.

Our overall revenue and profitability for the third quarter experienced meaningful sequential growth and exceeded our expectations, most notably in our supply chain services segment. As a result, we are increasing our full year guidance for adjusted EBITA and adjusted EPS and reaffirming the midpoint of our consolidated revenue guidance.

In addition, we continued to return value to stockholders through our quarterly cash dividend, and we initiated a $200 million accelerated share repurchase program during the quarter. In a challenging environment marked by rising costs, workforce shortages, and reimbursement challenges, healthcare providers are under intense pressure to deliver high quality, affordable care.

Increasingly, existing and prospective members are turning to Premier as a strategic partner leveraging our expertise to co-develop integrated solutions that address their most critical operational and clinical needs. Our platform is uniquely positioned to support providers as they navigate the evolving landscape from data and insights to AI enabled decision support in the workflow. Premier’s technology closes the loop on comprehensive performance improvement.

In Supply Chain Services, tariffs remain top of mind for our members and suppliers due to the potential impact on care delivery. Premier is leading the charge, actively monitoring developments, advocating in Washington, and leveraging our proactive member-driven contracting strategies. Due to our member-led process and our supply chain resiliency efforts, to date, we’ve seen no material disruption across our GPO portfolio, but would note that it is a fluid situation that will require continued monitoring.

In addition, we remain the only healthcare company offering a fully integrated digital supply chain solution from sourcing to purchasing to payment. Our tech first model is delivering real value to members by enabling faster, smarter, data-driven decisions that improve margins and support quality care delivery.

In Performance Services, we’re taking aggressive steps to reinvigorate the business amid short-term headwinds. We’ve recruited some of the industry’s most seasoned operators, leaders with track records of delivering enterprise-wide transformation with a focus on supply chain, labor reduction, and quality improvement at some of the largest and most complex health systems in the nation.

With investments in people and technology, we are evolving our solutions to take on a broader set of challenges faced by healthcare providers. You’ll see us roll out more comprehensive solutions that leverage AI, machine learning, and automation to drive impact across supply chain optimization, workforce planning and productivity, clinical transformation, strategy and growth.

One example of this momentum is our recently announced strategic partnership with EPIC. Premier’s documentation and coding solution is expected to go live in late 2025, making it available to EPIC’s vast customer base. This will be a meaningful milestone for us and a clear validation of our tech forward approach to helping providers improve their clinical and financial performance.

In Applied Sciences, we continue to see strong and growing interest in Premier’s real-world data and real-world evidence, particularly from life science and med tech manufacturers aiming to bring clinically effective and financially sustainable products to market. Building on this momentum, we’re expanding our advisory capabilities to help partners more effectively harness these insights and drive greater impact.

Finally, to further enhance our sales function, we’ve invested in and retooled our account management team following a similar path to our advisory business to include recruiting new talent and leadership. Looking ahead, we are committed to continued investment in our people and core capabilities, including our advisory services, technology, and supply chain solutions, with a disciplined roadmap that includes both organic development and potential tuck-in acquisitions. AI will remain central to our approach, ensuring the right insights reach the right healthcare decision maker on the right platform at the right time.

Before I turn this call over to Glenn, I want to recognize the outstanding hospitals named to our 2025 Premier 100 Top Hospitals list. This fully transparent, data driven program is not just a recognition tool, it’s a roadmap for how hospitals can lead across a balanced scorecard of quality, cost, and outcomes.

With that, I’ll now turn the call over to Glenn for a deeper dive into our financial results.

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Thanks, Mike, and good morning, everyone. As a reminder, all results discussed during this call reflect continuing operations and do not reflect S2S Global, which was divested on October 1, 2024.

In addition, we’re working to transition to partners or wind down the remaining Contigo Health assets by the end of this calendar year. As such, actual results for the quarter include contributions from the Contigo Health business. However, we are continuing to exclude the results of Contigo Health in our guidance.

Now turning to third quarter financial results. Revenue, adjusted EBITDA and adjusted EPS saw significant sequential growth from Q2 to Q3 in both of our business segments and exceeded our expectations for the third quarter.

Net revenue of $261 million for the third quarter grew $21 million on a sequential basis but declined by $25 million from the prior year period, largely driven by higher fee share from contract renewals, which is now mostly completed.

GAAP net income from continuing operations of $28 million increased $76 million compared to the prior year period, mainly due to asset impairment charges related to Contigo Health in the third quarter of fiscal year 2024.

Adjusted EBITDA excluding Contigo Health of $73 million represented a sequential improvement of $21 million from the second quarter and translated to our highest quarterly margin of this fiscal year at 28.4%.

Adjusted EPS excluding Contigo Health of $0.46 was well ahead of our expectations due to better-than-expected revenue and a lower share count. As of March 2025, we’ve repurchased over 38 million shares of Class A common stock under our $1 billion authorization.

Turning to segment results, our Supply Chain Services segment continued to perform above expectations despite lower net administrative fees revenue driven by the expected increase in the aggregate blended fee share in the quarter. Gross administrative fees continued to grow, driven by higher contract penetration with existing members and onboarding of new members. For the first nine months of fiscal year 2025, gross administrative fees grew 3.5% over the prior year period, with broad growth across key categories such as Medsurg, diagnostics, food and pharmacy.

As of March 31, we’ve made very good progress on contract negotiations with the GPO members that were part of the August 2020 restructure. We’ve now addressed members representing over three quarters of this group’s fees, and we expect to end the fiscal year with less than 20% remaining, the majority of which are expected to be addressed in fiscal year 2026. Based on our contract renewals to date, we continue to expect our aggregate blended fee share to be in the low 60% range for the full fiscal year 2025 and that it will likely stabilize in the high 60s once we’ve completed all of the renewals.

Lastly, we experienced growth in other Supply Chain Services revenue driven by continued growth from new engagements in our supply chain co-management business and further expansion of our digital supply chain solutions to providers and suppliers.

Moving to the Performance Services segment, we saw notable sequential revenue and adjusted EBITDA improvement from Q2. However, we experienced lower consulting revenue compared to the prior year period, which was partially offset by better performance in the Applied Sciences business. As Mike mentioned earlier, we’ve recruited meaningful new talent, which has accelerated our efforts to rebuild our sales pipeline in this business, launching new go-to-market solutions, and we’re already seeing early positive signs in our sales funnel.

Shifting to the balance sheet, in the first nine months of fiscal year 2025, free cash flow of $130 million decreased $13 million from the prior year period, mainly due to the timing of payments to OMNIA under our channel partnership arrangement related to non-healthcare customers. Cash and cash equivalents totalled $71 million as of March 31, and we ended the quarter with an outstanding balance of $255 million on our credit facility of which $70 million was repaid in April. The increase in borrowings is primarily to fund share repurchases.

With respect to capital deployment, we continue to remain disciplined and focused on taking a balanced approach and returning capital to stockholders in the near term. Notably, we completed $200 million of market share repurchases in January 2025. We also initiated a new $200 million accelerated share repurchase program in February 2025, which resulted in the initial receipt of nine million shares, and we continue to expect the final settlement to occur by the end of the first quarter of fiscal year 2026. We also continued to return capital through our quarterly dividend, which totalled $60 million in the first nine months of fiscal year 2025 and represented a 4% yield over the 12-month period ended March 31. In addition, our Board recently declared a dividend of $0.21 per share payable in June. In the future, our priority on capital deployment will be driving revenue growth through organic investments as well as potential tuck-in acquisitions to further enhance our core offerings in the marketplace. Lastly, as a reminder, we will make the final payment associated with the termination of the Tax Receivable Agreement in connection with our August 2020 restructure by the end of this fiscal year. These payments have been around $100 million per year and will no longer negatively impact our free cash flow starting on July 1, 2025.

Turning to guidance, based on our actual performance for the first nine months of fiscal year 2025, which was ahead of our overall expectations, and outlook for the remainder of the year, we’re increasing our adjusted EBITDA range by $6 million and our adjusted EPS range by $0.10 due to better performance in Supply Chain Services and the impact of the February accelerated share repurchase program. We’re also reaffirming the midpoint of our consolidated revenue guidance range of $955 million to $995 million, and expect Supply Chain Services revenue to be above the midpoint of its range, and Performance Services to be below the midpoint of its range.

In summary, revenue and profitability saw significant sequential improvement and exceeded our expectations for the third quarter as well as for the first nine months of fiscal year 2025. Supply Chain Services performed better than expected, and we’re now on the back end of contract renewals for GPO members. We continue to execute our plan to reinvigorate Performance Services. We believe we have the right strategy and differentiation in the market, and we have a flexible balance sheet and meaningful cash flow that provide us with the ability to continue to grow our business and return value to stockholders.

We appreciate your time today. I will now open the call for questions.

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session.

(Operator Instructions)

Kevin Caliendo, UBS.

Kevin Caliendo - UBS - Analyst

Thanks for taking my question guys. Congrats on a really nice quarter. So I guess I want to understand, you say you’re beating expectations in both segments. And I’m wondering if this is related in any way to you guys taking share, is it related in an increase in demand and utilization from your customers? Is it in any way customers acting in anticipation of tariffs? Can you just maybe talk a little bit about what’s happening in the macro that’s sort of driving the outperformance that you saw?

Michael Alkire - Premier, Inc. - President, CEO & Director

I think, Kevin, this is Mike. I think, first of all, it’s a little bit of everything. So obviously, there’s a lot of pressure on the healthcare systems today just based on some of the impending changes from a reimbursement standpoint. We already know there’s a lot of pressure on the health systems from some of the labor shortages that are still left over from COVID. And then obviously, some of these tariffs are putting pressure on the health system.

So I think all of that sort of leads to us providing a different level of service in terms of helping them continue to look at ways to bend their cost curves. And with the addition of Dave Zito and his team, we’re able to get some folks out there in front of these executives that can talk about some of the significant change that’s going to be required and implement some of that change, as these healthcare systems continue to face some of these mounting pressures. But I think to answer your question from a macro standpoint, I think it’s labor, I think it’s tariffs and the threat of more tariffs. And then I also think it’s also just the potential of some of these impending federal changes to revenue. Glenn, did you have some additional comments?

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Yes, I would just add a couple of things in terms of the outperformance here in Q3, especially around revenue. So largely driven by Supply Chain Services, and I would say two things. One, we’re continuing to do a good job on negotiating the fee share arrangements, and we’re continuing to see really nice uptick on contract penetration. We’ve been pretty conservative in some of our modelling on the gross administrative fee growth we’re expecting in the back half of the year, and we’ve been outperforming that. And I mentioned it’s pretty broad-based. When I look at diagnostics, food, pharmacy, Medsurg, all growing very nicely in the 4% or higher range. And so Supply Chain Services continues to do well here and it’s becoming more and more stable as we get through these negotiations.

I would also say that we saw a bit of a rebound in Performance Services, a nice sequential improvement there as well. And that was largely driven by higher enterprise license agreements that we signed in the quarter, along with software licenses. You probably remember, Kevin, last quarter, we had a bit of a dip in this area. We said some of it was timing, and we actually had signed a couple of deals in January. So that was obviously stronger here in Q3.

And the other thing I’d highlight is we have made an investment in our advisory services business. We brought in a number of new talented people. We’re actually now seeing a very healthy sales funnel, and we’re seeing an uptick in new bookings, and we actually had sequential revenue growth. We had modelled it to be flat and we’re actually now seeing that uptick in consulting services, and I’m expecting another uptick here in the fourth quarter sequentially. So those investments, we’re expecting are going to have a nice payback for us as we move forward.

But really, those are the areas of outperformance.

And as you know, when we have higher revenues, we have a pretty much a fixed cost infrastructure when you talk about Supply Chain Services and these enterprise license deals and software, which have very high margins. So all of that flowed through to the bottom line and resulted in a significant beat in the quarter on profitability.

Kevin Caliendo - UBS - Analyst

That’s super helpful. Can I ask a quick follow-up? I don’t know how quick it is, but — we’ve heard from a lot of the health systems that they have a lot of fixed contracts and the cost of tariffs, at least from the large public companies, are not something that is going to be overly onerous to them. But you made comments that there’s already increasing costs and you’re seeing it, and it could get worse. How is this actually going to play out for your customers? And how do you — what sort of — what are you being asked to do to offset? Like where is this cost — the higher tariff cost of products coming in, who’s going to end up paying for that? And how do you guys benefit? Or how do you guys work with your customers to reduce those costs?

Michael Alkire - Premier Inc - President, CEO & Director

Yes. So first of all, let me just say that the healthcare system of large cannot absorb any meaningful tariffs without having, obviously, a dramatic impact on their already pretty tight margins. The full impact, though, of any of these tariffs or any additional tariffs are going to obviously depend on the countries that the tariffs are levied on, tariff rates and obviously, any final policy.

And then as far as Premier goes, most of the contracts that we have written for tariffs are sort of that firm for the term pricing. So meaning that at least during the time of the contract, that should lessen the issue of the tariff.

And then obviously, we’ve been working pretty diligently at creating a modelling tool that uses algorithms that allow users to understand what the issues are with tariffs by category. And that’s important so that we can begin to look at other products within a category and look at where those products might not have the significant issues that some that are going to be burdened with tariffs are going to have from a pricing standpoint.

And then finally, I think you’re aware of this, but as you think about Premier, you asked the question, all of the decisions that are made from a contracting process are member led — and so obviously, there’s a ton of member involvement in the decision process around these tariffs, obviously informed by all of our data and the contracts that we write. But it’s really a member-led process that actually drives the strategy associated with how we continue to manage these tariffs.

Kevin Caliendo - UBS - Analyst

Thank you guys so much. Super helpful.

Michael Alkire - Premier Inc - President, CEO & Director

Thank you.

Operator

Eric Percher, Nephron Research.

Eric Percher - Nephron Research - Analyst

Thank you. I want to start by maybe a little bit more of a double click on Kevin’s question. And my question for you would be, what are you seeing customers do so far to date given firm for the term and the — what you have in place in the contracting? Are you seeing active stock up, any changes in inventory? And are you seeing and expecting that there is more impact in low value consumables that may be balanced towards countries with particularly high tariffs versus higher value products? If you can help us with what they’re doing today and then where the impact may be most impactful.

Michael Alkire - Premier Inc - President, CEO & Director

I think it’s a great question, and this — again, it’s Mike. So this issue associated with tariffs, obviously, the strategy to manage tariffs that’s been in place since COVID, right? And where we started to work down the path of creating more resiliency in the supply chain where we actually diversified products and contracts with companies outside of China or one country to lessen the impact from the COVID days.

And so what have these health systems been doing? They’ve been sitting now with us, working through strategies around if a tariff gets levied here, what are our strategies in these specific categories, right? And so there might be categories where there’s just a few players. So we have to be really thoughtful around how do we work in those markets, how can we get additional suppliers in those markets and those kinds of things. On the other hand, there might be organizations that are going to be less exposed to tariffs that we might have to leverage more of to actually ensure that the tariffs are negligible on the price of the products.

Finally, I’ll tell you, we’ve been working with them, and we created this concept called dynamic pricing model, which allows for the health systems to understand where there’s best-in-class pricing. And so now we have all this data. We have all these technologies that we can actually begin to model out and build out models to help these health systems ensure that they’re truly finding products at the lowest price that will have the least amount of impact on tariffs.

So that’s, for the most part, what they’re up to and what they’re focused on. In terms of the other things that you talk about, we’ve not seen any big shifts in purchasing, in anticipation of some of those things because, as you know, during COVID, what that does is drive up the price of products unnecessarily. And so people are really leveraging data and analytics this time around to understand these impacts and truly understand supply signals so that they can make the best informed decisions.

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Mike, I would just add, while most of our contracts have this firm for the term pricing, as we call it, our members have now a member-led contracting process that allows, and we’ve used all supplier requests for price increases due to these tariffs. So suppliers are required now to provide transparency regarding the need for any price increases and — if they’re going to accept those, it goes through this special committee that we’ve established, and it’s really decided upon by our members. And obviously, we want to make sure we’ve got critical health care supplies remaining in the market, and that’s the reason why we’ve set up the special committee as well.

Michael Alkire - Premier, Inc. - President, CEO & Director

Thank you, Glenn.

Eric Percher - Nephron Research - Analyst

That’s helpful. And can you just remind us how significant pharmaceuticals are across your book? And any particular concerns, particularly sterile injectables?

Michael Alkire - Premier, Inc. - President, CEO & Director

We’re going to have to get back to you on specifically what we’re doing there. So yes, we’ll have to get back to you specifically on the impact on the pharmaceuticals. But I would tell you, it falls under the same guide as what we’ve been talking about for Med surgery stuff. But we’ll get you the exact numbers as a percent of the overall revenue.

Eric Percher - Nephron Research - Analyst

Okay, thank you.

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Thanks Eric.

Operator

Michael Cherny, Leerink Partners

Michael Cherny - Leerink Partners - Analyst

Good morning guys. Congrats on a nice quarter. Maybe if you could just talk a little bit more about the fee share dynamic. No surprise, obviously you’ve been very vocal and transparent about the transition going on over the course of the year. In terms of what developed in the quarter, anything off of your expectations?

And clearly, the performance on the net admin fees was incredibly strong. But are you seeing any differences in discussions versus what you would anticipate as you go through the re-contracting cycle this year?

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Yes. The only thing I would say that’s different from the previous discussions, and this is favorable to us as, we’ve gotten further along in the actual renegotiation process. So as we sit here today, we’re above 75% complete now. And we expect to be above 80% by the end of the fiscal year. If you go back to what we said previously, we thought it’d be around 75%.

So I think the good news is we’re further along into the renegotiations and getting these things finalized. As it relates to the actual fee share percentages, things are very much in line with what we thought.

Michael Cherny - Leerink Partners - Analyst

Helpful, Glenn. And then maybe just another. You used the term partnership and expanding partnerships, it’s not something that’s new to Premier. But as you sit here today and obviously, the theme of this call is tariff mitigation, how much of the expansion of the partnership is being driven, call it, defensively, that dynamic of looking for other offsets given the uncertainty of tariffs. And is there anything along that side that you’re looking to partner on that’s call it, difference than what you’ve done previously for your members and your customers?

Michael Alkire - Premier, Inc. - President, CEO & Director

Yes. So I’ll take this one. So a couple of things. First of all, yes. They are not only looking at us to put strategies in place to support them on the tariffs. But this calls into sort of broader cost reduction opportunities. So just think stay in supply chain for a second, people very much interested in how they potentially are utilizing products at the right levels, ensuring that if there are opportunities to switch to clinically comparative products, they’re beginning to sort of look at those opportunities because the tariffs, obviously, are bringing those questions into play.

And so some of the harder things that you have to do from a supply chain standpoint to bring down costs — those are definitely engagements and conversations that are being delivered as we speak. So that’s number one. And then outside of supply chain, obviously, as these health systems feel this pressure on trying to maintain the margins, the limited margins that they have. Obviously, the labor and productivity and those kinds of opportunities are sort of coming into play. And then with Dave being here, his focus also on how are we making sure that we’re bringing in the appropriate amount of revenue from a health system standpoint and looking at the different models to ensure maximization from that standpoint.

So anyway, they’re looking at a holistic sort of performance improvement now given this pressure.

Michael Cherny - Leerink Partners - Analyst

Thank you.

Michael Alkire - Premier, Inc. - President, CEO & Director

Appreciate it. Thank you very much, Michael.

Operator

Jessica Tassan, Piper Sandler.

Jessica Tassan - Piper Sandler - Analyst

Hi guys, thanks so much for the for the question, and congratulations on the results. I wanted to ask, is there a difference between hospitals’ ability to absorb tariffs on consumables versus operating expenses — or sorry, on consumables and operating expenses versus on capital purchases, and then maybe of the volume that comprises operating expense, how much of that volume are you able to source domestically? And are you able to give us a rough sense of kind of the purchasing volume that you’d consider OpEx versus capital? And then within OpEx, maybe the mix of labor?

Michael Alkire - Premier, Inc. - President, CEO & Director

Look, I think it’s — by the way, those are awesome questions. All of them are very, very important. But I will tell you, on both OpEx and capital, obviously, from an OpEx standpoint, that’s for the most part, that’s all the tariff conversation we’ve been having in the call is really focused on that OpEx — the only difference on capital is that we get a little bit more time to actually create strategies to think through what’s the right capital deployment strategy and those kinds of things.

So I will just say tariffs affect both, they’re going to affect your OpEx they’re going to affect your capital depending on where a lot of these products are being manufactured. And it’s just a matter of truly putting a strategy in place to manage both sides of that equation.

Jessica Tassan - Piper Sandler - Analyst

Got it. And are you able to just give us a sense of your purchasing volume in a year? What is the mix of OpEx versus capital expense? And then maybe within OpEx, the mix of labor?

Michael Alkire - Premier, Inc. - President, CEO & Director

Obviously, we’ll have to get back Jess with some of the specifics on how that sort of plays out because it’s very dynamic. There are some years — man, I could remember post-COVID where you had outsized capital growth — there are some years — and it just depends on the economics of what’s happening within health care because that constantly shifts. I will tell you when there’s a lot of pressure on healthcare systems financial, obviously, it’s going to be years where capital expenditures are going to be less, right? Because they’re less comfortable with the predictability of what their profitability looks like. So it’s just — those are very, very dynamic questions. And as soon as I answer it one way, it will surely be different within the next couple of quarters.

Jessica Tassan - Piper Sandler - Analyst

Okay. That makes sense. And then I’m just interested maybe if, first off, was there anything one-time in the net admin fee revenue? And then secondly, can you just give us some context for kind of why you were able to complete these renewals ahead of schedule. Was that a customer-initiated acceleration? Or was it just execution? Any context there would be helpful. Thanks again.

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Yes. There was no one-time items in our net administrative fees this quarter, and it’s just about execution and getting the negotiations complete sooner than we had previously modelled. And we’ve tried to be conservative on all of our assumptions around this. So we are moving forward at a good pace, and hopefully, we’ll continue to get these things done almost entirely, I would say, or at least the majority in 2026. So we’re almost at the finish line on it.

Jessica Tassan - Piper Sandler - Analyst

Got it. Thank you.

Michael Alkire - Premier, Inc. - President, CEO & Director

Thank you, Jessica. I appreciate the questions. Hey, real quick, I did want to get an answer on the record. So Eric had asked, Eric Percher had asked what percent of our gross admin fees comes from pharma spend, and it’s about 18.5%. So that’s Q1 through Q3, about 18.5% comes from pharmaceuticals.

And then he asked, is there anything specific on what’s happening from a macro standpoint on sterile injectables. And there was an EO that I believe came out earlier this week that was focused on expanding our expediting domestic drug manufacturing. And so obviously, I think, hopefully, as that EO gets put in place, that will inform a number of manufacturers to highly consider doing more production domestically. So with that, operator, we can open it up to the next question.

Operator

Allen Lutz, Bank of America.

Allen Lutz - Bank of America - Analyst

Good morning and thanks for taking the questions. One for either Mike or Glenn. Given the strength in 3Q, would you expect your health system customers to think the same way in 4Q? Trying to get a sense of what your expectations are on their behavior as we go from what was really nice 3Q into fiscal 4Q? Thanks.

Michael Alkire - Premier, Inc. - President, CEO & Director

Yes. Thank you, Allen. So just very quickly, I think the health systems or at least the ones I’ve been having conversations with over the last few weeks, I think there’s just a lot of pressure on them with some of these potentially impending changes. So I don’t know if they necessarily have significantly positive outlooks just because I think they’re obviously worried on the — how this tariff thing is going to play out. They’re worried about what’s happening with these labor markets. And again, they’re worried about some of the potential federal funding changes. So I will tell you, I just think it’s — that plays into an executive psyche in terms of how they’re thinking about their business from a long-term perspective.

Allen Lutz - Bank of America - Analyst

That’s really helpful. And then really around that it might be a little bit more difficult this quarter to have a sense of what utilization has been within your customer base, but curious what you have observed from I guess, fiscal 2Q or calendar 4Q into that fiscal 3Q calendar 1Q? And if you can kind of tease out that you’ve noticed there. Thank you, guys.

Michael Alkire - Premier, Inc. - President, CEO & Director

Yes. Thank you very much, Allen. Yes, obviously, we’ve got some fantastic data that kind of shows us what’s happening from a utilization standpoint. So through end of December, our data is typically about a quarter behind. But through the end of December, we’re showing low single digits sort of increase from acute, and then as is usual, the non-acute is growing faster than the acute side of the business.

All right. Operator, I think we’re ready for the last one.

Operator

Jay Lewis, Robert W. Baird.

Jay Lewis - Robert W. Baird - Analyst

Hi, thanks for taking my question. I had two quick ones. One, you said there were no one-timers in the quarter. That was to say there were no cancellation payments in the quarter either?

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

That’s correct.

Jay Lewis - Robert W. Baird - Analyst

And are you still expecting the $10 million payment in the fourth quarter?

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

We didn’t quantify that payment. So we do expect it in the fourth quarter, but we have not quantified how much that payment is.

Jay Lewis - Robert W. Baird - Analyst

All right, thanks. And then on the Performance Services outlook. You’ve had a lot of positive comments. It sounds really good, but in a macro environment like this where things are really difficult and hospitals are watching their cost, we would historically see lower demand and a little bit of delayed investment. Could you talk more about why you think that might not be the case or what you’re seeing with your customers?

Michael Alkire - Premier, Inc. - President, CEO & Director

Yes. Typically, when there’s financial pressures on health systems, there’s typically more of a demand for services and technology to automate processes, obviously, to see if there’s ways they can bend labor cost curves and those kinds of things. So — when there’s financial pressures on the health systems, I think that’s when they’re more engaging in terms of understanding where those opportunities for performance improvement are.

Jay Lewis - Robert W. Baird - Analyst

All right, thank you.

Operator

This concludes our question-and-answer session and Premier’s Fiscal 2025 Third Quarter Conference Call. Thank you for attending today’s presentation. You may now disconnect.